Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of November 16, 2004 by and between (i) LUMENIS LTD., with its principal offices at Yokneam Industrial Park, Yokneam, Israel (“Company”), and (ii) Daphna Kedmi (“Executive”).

WHEREAS, the Company desires to employ and secure for itself the services of the Executive and the Executive desires to accept employment with the Company all upon the terms and subject to the conditions specified herein; and

WHEREAS, the parties intend for the terms of this Agreement to replace and supersede all previous agreements, understandings and provisions relating to services rendered by the Executive to the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT:

a.	The Company hereby employs the Executive in the capacity of Vice President, General Counsel and Corporate Secretary, under the direction and control of the CEO upon the terms and subject to the conditions set forth below.

b.	The Executive hereby accepts employment with the Company in such capacity upon the terms and subject to the conditions set forth below.

2.	DUTIES:

a.	Executive shall devote her full business time and attention to the business of the Company and shall perform her duties diligently and promptly for the benefit of the Company. During her engagement hereunder, Executive shall not, without the prior written consent of the CEO, undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly any other business, duties or pursuits except for de minimis non-commercial or non-business activities. The Executive shall have responsibility for the legal affairs of the Company and its subsidiaries, with the powers and duties as customarily assigned to such office and/or as otherwise may be defined by the CEO from time to time.

b.	The Executive acknowledges and agrees that Executive’s position with the Company is one that requires a special measure of personal trust as defined under the Work and Rest Hours Law, 5711-1951, and therefore, the provisions of such law shall not apply to the Executive. The Executive further acknowledges and agrees that her duties and responsibilities may entail irregular work hours and extensive traveling, for which she is adequately rewarded by the compensations provided for in this Agreement.

c.	While performing services for the Company, the Executive shall not engage in any activities that may interfere or conflict with the proper discharge of her duties hereunder. The Executive shall notify the Company immediately of every matter or transaction in which the Executive has a significant personal interest and/or which might create a conflict of interest with Executive’s position in the Company.

3.	TERM AND TERMINATION:

a.	This Agreement shall be effective from the date hereof. The Executive will commence work on February 1, 2004 subject to the terms hereof.

b.	The Agreement and the Executive’s employment may be terminated (i) at any time at the option of either the Executive or the Company, upon ninety (90) days prior written notice (“Prior Notice”); (ii) upon the death of the Executive; (iii) in the event of the inability of the Executive to perform her duties hereunder, whether by reason of injury (mental or physical), illness or otherwise (other than as permitted by applicable law), incapacitating the Executive for a continuous period exceeding 60 consecutive days or a total of 60 non-consecutive days in any six month period; (iv) for Cause (as defined hereunder). For purposes of this Agreement, “Cause” shall consist of:

(a)	Dishonesty of the Executive affecting the Company;

(b)	The Executive’s conviction of a felony or of any crime ;

(c)	Any gross negligence or willful misconduct of the Executive resulting in material loss to the Company or any of its affiliates or material damage to the reputation of the Company or any of its affiliates;

(d)	Any material breach of any of the provisions of this Agreement.

c.	In the event of a termination of this Agreement and the Executive’s employment by the Company without Cause or by the Executive for good cause, including, without limitation, where the Executive’s duties are diminished or any of the terms of this Agreement are not performed by the Company or, the Executive is required to relocate or, compensation and benefits due to him are reduced, or in the event of a Change of Control (as such term is defined in the Lumenis Ltd. Share Option Plan) ,or in the event of a change of management of the Company, the Company shall only be obligated to pay (i) Executive’s base salary and benefits through the Prior Notice period specified above, provided that the Executive continues her employment obligations through such period, and (ii) the lump sum severance payment pursuant to the Severance Payment Law, 5723-1963 (the “Severance Payment”) (iii) base salary and benefits for a 9 month period, in addition to the Prior Notice, that will be paid to Executive in equal monthly installments in conformance with regular payroll dates and practices for salaried senior personnel or in a lump sum, at the employee’s sole discretion; and (iv) a participation bonus (as described in section 6 hereof) pro rata for the period for which the Executive was employed in the Company during the calendar year in which termination occurs and for which bonus is granted. The Company shall have no further obligation to make any salary payments or provide any benefits to the Executive. Notwithstanding the foregoing, the Company may, in its sole discretion, elect not to require the services of the Executive during the Prior Notice period, but in such case shall continue to pay the Executive’s base salary and benefits through such period. If the Executive issues a Prior Notice, the Company shall be obliged to pay the Executive’s base salary and benefits through the Prior Notice period specified above, provided that the Executive continues her employment obligations through such period. In such circumstances,the Company shall have no further obligation to make any salary payments or provide any benefits to the Executive after the expiration of such Prior Notice period, except as required by applicable law and as described hereunder.

d.	In the event of a termination of this Agreement and the Executive’s employment by the Company without Cause or by the Executive for good cause as described in Section 3c. above, all of the Executive’s unvested options will vest upon the date of the Prior Notice.

4.	BASE SALARY: The Company shall pay the Executive an annual base salary of U.S$ 200,000 payable in twelve equal monthly installments in conformance with the regular payroll dates and practices for salaried personnel of the Company during the term of the Agreement. The Executive’s salary level shall be reviewed by the Company’s Board of Directors pursuant to the recommendation of the CEO.

5.	BENEFITS: In addition to the compensation set forth in paragraph 4 above, the Executive shall receive the following benefits from the Company, it being understood that any wage-based benefits shall be calculated exclusively on the basis of the base salary (without consideration to any other benefit):

a.	VACATION: The Executive shall be entitled to 22 (Twenty Two) business days of vacation per year in accordance with Company’s policy. The specific dates of such vacations shall be coordinated in advance with the CEO. Notwithstanding the aforesaid, the Executive will not be entitled to accumulate or be paid in lieu of unused vacation hours.

b.	CERTAIN BENEFITS: The Company shall grant the Executive all social benefits, such as pension, life insurance, health insurance, disability insurance, certain saving programs, including, inter alia, an “Advanced Study Fund” (to which the Company shall pay, on a monthly basis, an amount equal to 7.5% of the base salary against deduction of 2.5% of the base salary and transfer thereof to the Advanced Study Fund), and “Management Fund” (to which the Company shall pay, on a monthly basis, contributions in an amount equal to 13 1/3% (severance 8 1/3% and 5% savings) of the base salary, against deduction from the base salary of an amount equal to 5% of the base salary as Executive’s contribution towards savings to the Management Fund and others as are granted to the Company’s senior executives in the Executive’s rank and under their usual terms pursuant to the Company’s policy in effect from time to time. The Executive will be entitled to continue payments and contributions to the Management Fund and Advanced Study Fund in favor of the Executive prior to the date hereof. Without derogating from the proviso stated in the immediately preceding sentence, the Management Fund and Advanced Study Fund shall be released to the Executive without restriction upon termination of the employment relationship contemplated by this Agreement and the Company will issue a letter in that regard, except for release of the portion of the Management Fund accrued in respect of severance payments in the event that Severance Payment is not due to the Executive under applicable law.

6.	PERFORMANCE BONUS: The Executive will be eligible to participate in the Company’s Bonus Plan for Executive Officers at a participation rate of 100% of the annual salary based on targets as will be set by the CEO and as shall be approved each calendar year by the Board of Directors of the Company.

7.	STOCK OPTIONS: The Executive will be eligible to receive a grant of 100,000 stock options pursuant to the 2003 Israeli Stock Option Plan provided however that the options will vest over a 3 year period, 33.33% each year. The first installment will vest in November 2005. Moreover, the Executive will be eligible to receive periodic grants of options as part of the total compensation as recommended by the CEO in writing and approved by the Board of Directors of the Company, consistent with the Company’s practice of compensating executive officers and as per stock option plans in effect from time to time. Nothing in this section 7 shall require the Company to grant to the Executive a specific or minimum number of options at or during any period of time.

8.	CERTAIN REIMBURSEMENTS: The Executive shall be entitled to full reimbursement (“gross up”) from the Company for the use of at least a 2000 liter company car to be available for the use of the Executive and her family, (per company’s practice for executives), cellular phone, two home telephone/internet lines, an annual health check up at the Tel Hashomer Seker facility and a health insurance plan for the Executive and her family. Expenses incurred by the Executive during the performance of her duties will be reimbursed upon submission of substantiating documents, according to the Company’s standard policy. All travel by the Executive, international and domestic, will be in business class

9.	CONFIDENTIALITY: In consideration of the Company’s agreements hereunder, and in further consideration of the benefits accruing to the Executive hereunder, the Executive hereby agrees that he shall not, directly or indirectly, disclose or use at any time, either during or subsequent to her employment with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, its subsidiaries or its affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the employment, whether or not developed by the Executive. This covenant shall survive the termination of the Executive’s employment hereunder, and shall remain in effect and be enforceable against the Executive for so long as any such Confidential Information retains economic value, whether actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use. The Executive agrees to execute such further agreements and/or confirmations of the Executive’s obligations to the Company concerning non-disclosure of Confidential Information as the Company may reasonably require from time to time. Upon termination of this Agreement, or at any other time upon request of the Company, the Executive shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Executive.

10.	NON-COMPETITION AND NON SOLICITATION.

a.	Upon termination of this Agreement the Executive agrees that for a period of two (2) years she will not directly or indirectly solicit any business from individuals or entities that are customers at the time of the termination of this Agreement of the Company, any of its subsidiaries or affiliates, without the prior written consent of the CEO.

b.	For a period of two (2) years from the date of termination of this Agreement without the prior written consent of the CEO, the Executive shall not employ, offer to employ, or in any way directly or indirectly solicit or seek to obtain or achieve the employment by a business or entity which directly or indirectly competes with the Company or any of its affiliates of any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof (except with respect to the Executive’s personal assistant) now or during a two (2) year period from the date of the Executive’s termination of employment, except for those employees who have left the Company, its subsidiaries, affiliates, or any successors or assigns thereof more than one (1) year prior to the date of the Executive’s termination of employment with the Company, provided, however, that (i) an employee recruited by the Company at the specific request of the Executive and (ii) used to work with the Executive in the past, will not be subject to such limitation.

c.	For a period of two (2) years from the date of termination of this Agreement, without the prior written consent of the CEO, the Executive shall not participate, directly or indirectly whether for her own account or as advisor, principal, agent, partner, officer, director, joint venture, employee, stockholder, associate or consultant of, in any Business Entity (except for an interest of less than 5% in any entity whose securities are traded in any stock exchange market). For purposes of this paragraph 10 (c), the term “Business Entity” shall mean any person, partnership, corporation or other business entity that at the time of the Executive’s involvement with the Company is involved in any competition with any business carried on by the Company or its affiliates or subsidiaries prior to the date of this Agreement or hereafter conducted by the Company or its affiliates or subsidiaries during the term of this Agreement anywhere in the world.

d.	The parties hereto agree that the duration and area for which the covenant not to compete set forth in paragraph 7(c) above is to be effective and reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that such covenant shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render it unenforceable. In addition, the Executive acknowledges and agrees that a breach of paragraph 9, sections (a), (b) or (c) of this paragraph 10 or paragraph 11 hereunder, shall cause irreparable harm to the Company, its subsidiaries, and/or its affiliates.

11.	CREATIONS AND INVENTIONS.

a.	The Executive hereby assigns to the Company or its designated affiliates all of the Executive’s rights, title and interest in and to all inventions, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Executive during her employment with the Company (collectively, “Inventions”).

b.	Promptly upon the development, making, creation, or discovery of any invention, discovery, process, design, work, intellectual property or improvement, the Executive shall disclose the name to the Company and shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of the Executive’s rights therein, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents and any trademark or copyright registration which may be available in respect thereof.

c.	The Executive further agrees that the wages provided for the Executive’s services should be her sole compensation for the assignment to the Company of all rights to Inventions and other rights granted to the Company under this Agreement. The Executive hereby waives any residual moral or statutory right respecting the Invention (to the extent it may exist and be waivable) and to the extent such right may be non-waivable under any law, the Executive hereby grants the Company an option to acquire the same for the consideration of one (1) U.S. Dollar, the receipt and sufficiency of which is hereby acknowledged. In case any Invention is described in a patent application or is disclosed to third parties by the Executive within two (2) years after termination of the Executive’s employment hereunder, it shall be presumed that the Invention was conceived or made during the period of the Executive’s employment for the Company, and the Invention shall be assigned to the Company as provided by this Agreement.

d.	The Executive shall, at any time during or subsequent to her employment hereunder, render the Company all assistance it may request or require to secure, file, record, assign, license, defend or enforce the Invention (including the execution of affidavits or applications deeds of assignment, and the provision of testimony or evidence), and the Executive shall do so without any additional compensation.

12.	DEDUCTIONS AND WITHHOLDINGS: The Company shall be entitled to deduct and withhold from any amount payable to the Executive, whether pursuant to this Agreement or otherwise, any and all taxes, withholdings or other payments as required under any applicable law.

13.	NO ASSIGNMENT BY EXECUTIVE: The Executive shall have no right to assign any of the rights or to delegate any of the duties created by this Agreement and any assignment or attempted assignment of the Executive’s rights, and any delegation or attempted delegation of the Executive’s duties, shall be null and void.

14.	CONDITIONS: The Executive represents that he has full authority to enter into this Agreement and that the performance of her duties under this Agreement will not interfere with or violate the terms of any other agreement, arrangement or understanding.

15.	BENEFIT: Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

16.	NOTICES: All notices hereunder shall be in writing and delivered by hand or faxed or mailed to the address stated below of the party to which such notice is given, or to such changed address as such party shall have given to the other party by written notice provided, however, that any notice of change of address shall be effective only upon receipt by the other party.

To the Company:

Lumenis Ltd P.O. Box 240 Yokneam Israel

Attention: Chief Executive Officer

To Executive:

Daphna Kedmi

79 Hagalil st.

Ganei Tikva Israel

17.	SEVERABILITY OF PROVISIONS: If any of the provisions of this Agreement is held invalid, such provisions shall be severed and the remainder of the Agreement shall remain in force and shall not be affected thereby.

18.	NO ORAL CHANGES: This instrument constitutes and contains the entire Agreement between the parties except as otherwise expressly stated herein. This Agreement may be changed only in writing, and must be signed by the party against whom enforcement of any waiver, modification, discharge or other change is sought.

19.	WAIVER: Neither party’s failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20.	ENTIRE AGREEMENT: The Agreement contained in this instrument supersedes and cancels any and all prior agreements between the parties hereto, express or implied, written or oral, relating to the subject matter hereof. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof.

21.	GOVERNING LAW; SUBMISSION TO JURISDICTION: This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any litigation concerning any claims under or breach of this Agreement shall be brought exclusively in the competent courts of the Tel-Aviv and Jaffa District.

22.	DESCRIPTIVE HEADINGS: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.	COUNTERPARTS: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Each of the Company and the Executive has executed this Agreement, as of the day and year first above written.

Lumenis Ltd.

By: ______________
Name: Avner Raz
Position: President & Chief Executive Officer

Executive

____________________
Daphna Kedmi